NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Darrow Associates (201) 220-2678
aziegler@darrowir.com

Aqua Metals Announces Second Quarter 2019 Results
Achieves 458% Increase in AquaRefined Lead Production Over First Quarter 2019 While Reducing Cash Outflows

Recent Highlights:

•	Achieved consistent 24x7 plant operations of up to four modules

•	Overall lead production increase of 438% in the second quarter including a 352% increase in lead bullion and a 458% increase in AquaRefined lead production over the first quarter

•	Achieved reduction in cash outflows for general and administrative expenses

•	Achieved reduction in operations cash outflows as a result of ramping production

•	Delivery of Phase Two equipment, which is expected to further boost electrolyte recovery, increase yield, and add contribution margin, is anticipated late summer

•	Top global engineering design and construction firm to augment our Phase Two capital program to increase the likelihood of meeting our end of year goal of running 16 modules

•	Operation of a third kettle, which allows for the processing of hard metallic lead, is resulting in significant improvement in lead unit recovery and contribution margin

•	Agreement signed with Clarios in June 2019 in order to move ahead with finalizing the Development Program Agreement

•	Board strengthened with addition of independent director, Susanne Meline

•	Dr. Feng Han, seasoned global business leader, appointed Vice President of Licensing and Pricing, to drive our licensing strategy and finalize the Clarios Development Program Agreement

MCCARRAN, NV., July 31, 2019 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals” or the “Company”), which is reinventing lead recycling with its AquaRefining™ technology, today announced financial and operational results for its second quarter ended June 30, 2019.
“I am very pleased with our operational progress as we continue to ramp production and reduce cash outflows, including our achievement of record production for the quarter,” stated Steve Cotton, President and Chief Executive Officer. “This progress has been achieved through the combination of our patented AquaRefining modules running within design specifications and the continued optimization of our front-end concentrate production processes which have enabled us to achieve near continuous production of concentrate to the AquaRefining modules at improved costs.”
Second Quarter 2019 Financial Results
During the quarter ended June 30, 2019, the Company recognized revenue of $1.5 million, a gain of 207% compared to $0.5 million in the second quarter of 2018. Product sales consisted of high-purity lead from the AquaRefining process due to the ramping of production as well as lead bullion, lead compounds and plastics.
Cost of product sales increased by approximately 56% in the quarter to $7.2 million from $4.6 million. Our costs related to revenue generation decreased by 52%. In addition to raw materials and supplies related to increased production compared to the prior year period, costs included the hiring of 25 new production employees in preparation for ramping up operations.
General and administrative expenses for the second quarter of 2019 were $4.3 million, compared to $3.9 million in the second quarter of 2018. This included several non-cash expense items, comprised of $0.9 million of expense related to the Veolia agreement for operations, maintenance and management services, $1.7 million for the recognition of non-cash Veolia agreement warrant expense, and $0.9 million in non-cash stock-based compensation. These expenses were partially offset by $0.7 million non-cash credits.
For the quarter ended June 30, 2019, the Company had an operating loss of $10.4 million compared to an operating loss of $9.2 million for the second quarter of 2018. The net loss for the second quarter of 2019 was $10.5 million, or ($0.21) per diluted share, compared to a net loss of $9.9 million, or ($0.33) per diluted share, in the second quarter of 2018. The net loss for the second quarter of 2019 included $2.9 million of non-cash items including the $0.9 million in stock-based compensation and $2.7 million of expense related to the Veolia agreement. Excluding the impact of the Veolia non-cash compensation, the Company’s adjusted net loss(1) was $7.8 million or ($0.16) per basic and diluted share. Weighted average shares outstanding for the quarter was 50.8 million.

For the six months ended June 30, 2019, the Company recognized revenue of $1.9 million (inclusive of pure AquaRefined lead) and had an operating loss of $19.3 million compared to $2.2 million of revenue (with no AquaRefined lead) and an operating loss of $16.2 million in the prior year period. The net loss for the first six months of 2019 was $22.2 million, or ($0.47) per diluted share, compared to a net loss of $17.5 million, or ($0.59) per diluted share for the first six months of 2018. Non-cash expenses for the first six months of 2019 totaled $4.7 million.
As of June 30, 2019, the Company had $27.3 million in cash and cash equivalents. As previously announced, in May 2019, the Company received approximately $20.3 million of net proceeds from a public offering of common shares.
(1) This is a non-GAAP measure; refer to the non-GAAP adjusted net loss section of this Press Release for additional detail.

Outlook for 2019
As the Company continues to scale concentrate production, we expect to continue to increase module utilization and roll out additional modules into operation, positioning us to set additional production records moving forward. Our Phase Two capital program, which is anticipated to be completed in the fourth quarter, is integral to achieving additional contribution margin and reaching full scale operations at the AquaRefinery. With the Phase Two equipment complete and commissioned, the Company and its partners believe the previously stated target of 16 modules in operation remains achievable in the fourth quarter of 2019.
“We look forward to the delivery of Phase Two equipment this Summer and completing commissioning this Fall, which will enable us to drive further improvements to contribution margin and allow us to make major strides in scaling production beyond today’s record levels,” added Cotton.
The Company has also increased the percentage of lead metal recovered from battery feedstock and converted into high value AquaRefined and lead bullion right at the AquaRefinery. In particular, the Phase Two projects are expected to improve today’s approximately 70% conversion to 80% or more by year end, which could generate considerable additional plant-wide gross margin for our AquaRefinery.
Clarios Update
The parties identified specific performance metrics for the existing AquaRefinery located in McCarran, Nevada as conditions precedent to shipping equipment and amended the Development Program Agreement.
Cotton concluded, “We believe the ultra-pure lead we produce at our AquaRefinery is valued by battery manufacturing facilities and we continue to be optimistic about the ultimate success of our AquaRefinery reaching full capacity and our ability to expand AquaRefining on a global stage.”

Conference Call and Webcast
Aqua Metals will hold a conference call on Thursday, August 1, 2019 at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss these results and corporate developments. Interested parties are invited to listen to the call live over the Internet at https://ir.aquametals.com/ir-calendar. The live call is also available by dialing (855) 327-6837 or for international callers (631) 891-4304. A replay of the teleconference will be available on https://ir.aquametals.com/ir-calendar. A replay will also be available until September 1, 2019 by dialing (844) 512-2921 or (412) 317-6671 and using pin number 10007281.
About Aqua Metals
Aqua Metals, Inc. (NASDAQ:AQMS) is reinventing lead recycling with its patented AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular systems are intended to allow the Company to vastly reduce environmental impact and scale lead acid recycling production capacity by licensing the AquaRefining technology to partners. This could help to meet growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, lead acid batteries which are in electric vehicles, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in McCarran, NV, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.
Safe Harbor
This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. The forward looking statements in this release include expectations for the Company’s relationships with Clarios and Veolia, the strength and efficacy of Aqua Metals’ portfolio of patent applications and issued patents, the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company’s development of its commercial lead acid battery recycling facilities and the quality and efficiency of the Company’s proposed lead acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the Company may not be able to produce and market AquaRefined lead on a commercial basis or, if the Company achieves commercial operations, that such operations will be profitable; (2) the fact that the Company only recently commenced production of AquaRefined lead and has not generated any significant revenue from the sale of AquaRefined lead to date, thus subjecting the Company to all of the risks inherent in an early-

stage company; (3) the risk that the Company may not be able to realize the expected benefits of its relationships with Clarios and Veolia, (4) the risk no further patents will be issued on the Company’s patent applications or any other application that it may file in the future and that those patents issued to date and any patents issued in the future will be sufficiently broad to adequately protect the Company’s technology; (5) the risk that the Company’s initial patents and any other patents that may be issued to it may be challenged, invalidated, or circumvented, (6) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities and fund continuing losses from operations as the Company endeavors to achieve profitability; (7) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (8) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (9) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed on May 9, 2019 and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.
Non-GAAP Adjusted net loss
The Company believes the use of adjusted net loss allows management, investors, and analysts to understand its net loss related to its primary business. For the three and six months ended June 30, 2019, effects of the Veolia non-cash share payments have been excluded from net loss. Net loss is reconciled to adjusted net loss in the table below (in thousands, except per share amounts):
AQUA METALS, INC.
Reconciliation to Non-GAAP Net Loss

(Unaudited)

	Three months ended June 30, 2019	Six months ended June 30, 2019
Net loss	$(10,501)	$(22,209)
Veolia non-cash share payments	$2,687	$3,653
Adjusted net loss	$(7,814)	$(18,556)

Net loss per share, basic and diluted	$(0.21)	$(0.47)
Veolia non-cash share payments	$0.05	$0.08
Adjusted net loss per share, basic and diluted	$(0.16)	$(0.39)

Note About Non-GAAP Financial Measures

In addition to the unaudited results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Aqua Metals presents adjusted net loss and adjusted net loss per share, which are non-GAAP financial measures. Adjusted net loss and adjusted net loss per share are determined by taking net loss and eliminating the impacts of our issuance of shares of our common stock to Veolia in consideration of services provided to us by Veolia. Our definitions of adjusted net loss and adjusted net loss per share may not be comparable to the definitions of similarly titled measures used by other companies. We believe that these non-GAAP financial measures, viewed in addition to and not in lieu of our reported GAAP results, provides useful information to investors by providing a more focused measure of operating results. These metrics are used as part of our internal reporting to evaluate our operations and the performance of senior management. A table reconciling this measure to the comparable GAAP measure is available in the accompanying financial tables above.

AQUA METALS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$27,312	$20,892
Accounts receivable, net	1,013	725
Inventory, net	1,742	765
Prepaid expenses and other current assets	580	370
Total current assets	30,647	22,752

Non-current assets
Property and equipment, net	47,630	45,548
Intellectual property, net	1,089	1,271
Other assets	4,363	1,800
Total non-current assets	53,082	48,619

Total assets	$83,729	$71,371

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$5,447	$2,088
Accrued expenses	2,413	5,196
Lease liability, current portion	520	121
Deferred rent, current portion	—	8
Notes payable, current portion	272	311
Convertible note payable, current portion	—	4,075
Total current liabilities	8,652	11,799

Deferred rent, non-current portion	—	27
Lease liability, non-current portion	1,146	110
Asset retirement obligation	767	745
Notes payable, non-current portion	8,549	8,600
Total liabilities	19,114	21,281

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 56,889,876 and 38,932,437 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	57	39
Additional paid-in capital	181,863	145,147
Accumulated deficit	(117,305)	(95,096)
Total stockholders’ equity	64,615	50,090

Total liabilities and stockholders’ equity	$83,729	$71,371

AQUA METALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Product sales	$1,483	$483	$1,920	$2,209

Operating cost and expense
Cost of product sales	7,185	4,600	11,866	10,036
Research and development cost	338	1,203	958	2,678
General and administrative expense	4,335	3,913	8,351	5,688
Total operating expense	11,858	9,716	21,175	18,402

Loss from operations	(10,375)	(9,233)	(19,255)	(16,193)

Other income and (expense)
Interest expense	(203)	(719)	(3,092)	(1,306)
Interest and other income	77	25	140	42

Total other expense, net	(126)	(694)	(2,952)	(1,264)

Loss before income tax expense	(10,501)	(9,927)	(22,207)	(17,457)

Income tax expense	—	—	(2)	(2)

Net loss	$(10,501)	$(9,927)	$(22,209)	$(17,459)

Weighted average shares outstanding, basic and diluted	50,757,448	30,134,995	47,441,219	29,389,459

Basic and diluted net loss per share	$(0.21)	$(0.33)	$(0.47)	$(0.59)